Exhibit 1.1

FIRST AMENDMENT TO EQUITY DISTRIBUTION AGREEMENT

March 4, 2022

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

Attention: Equity Capital Markets

Ladies and Gentlemen:

This First Amendment (this “Amendment”) to the Equity Distribution Agreement, dated as of November 22, 2021 (the “Equity Distribution Agreement”), by and between Edesa Biotech, Inc., a company incorporated pursuant to the laws of the Province of British Columbia, Canada (the “Company”) and RBC Capital Markets, LLC (the “Manager”) is being made and entered into as of the date first set forth above by the Company and the Manager.

WHEREAS, the Company and the Manager, by executing this agreement, hereby consent to the amendment of the Equity Distribution Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Manager agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Equity Distribution Agreement.

SECTION 2. Amendment to Equity Distribution Agreement.

The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows: “The Company may, from time to time during the term of this Agreement, issue and sell through or to the Manager, as sales agent and/or principal, common shares of the Company, without par value, having an aggregate offering price of up to $17,900,069.13, of which $15,400,000 remains available for issue and sale as of March 4, 2022 (the “Shares”) on the terms and subject to the conditions set forth herein.”

SECTION 3. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

SECTION 4. Effect on Agreement. Except as specifically modified herein, the Equity Distribution Agreement shall continue to be in full force and effect. The execution and delivery of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party thereto. From and after the date hereof, all references in the Equity Distribution Agreement to the “Agreement” shall mean the Equity Distribution Agreement as modified by this Amendment.

SECTION 5. Law; Construction. This Amendment No. 1 and any claim, controversy, or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Pages follow]

If the foregoing correctly sets forth the understanding among the Company and the Manager, please so indicate in the space provided below for that purpose, whereupon this Amendment and your acceptance shall constitute a binding agreement among the Company and the Manager.

Very truly yours,

EDESA BIOTECH, INC.

By:	/s/Pardeep Nijhawan
	Name:	Pardeep Nijhawan
	Title:	Chief Executive Officer

Signature Page to First Amendment to Equity Distribution Agreement

ACCEPTED as of the date first above written.

RBC CAPITAL MARKETS, LLC

By:	/s/ Andrew Callaway
	Name:	Andrew Callaway
	Title:	Managing Director

Signature Page to First Amendment to Equity Distribution Agreement

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